Exhibit 10.3
SEPARATION AGREEMENT

1. Separation Date.  I, Bryan F. Bulawa, acknowledge that my employment with Enterprise Products Company (the “Company”) is terminated effective August 24, 2018 (“Separation Date”).
2. Separation Benefits.  I understand and agree that in return for my promises set forth in this Separation Agreement (“Separation Agreement”), I will receive the separation benefits set forth in Exhibit A (“Separation Benefits”) to this Separation Agreement.  Exhibit A is incorporated by reference as part of this Separation Agreement. Except as provided in this Separation Agreement, I have no contractual or other right or claim to any of the Separation Benefits.  I further understand and acknowledge that I will receive the Separation Benefits if, and only if, I timely sign this Separation Agreement, and then only if and after this Separation Agreement becomes irrevocable in accordance with Paragraph 5.
3. Company Group.  Although I was an employee of the Company only, for purposes of this Separation Agreement, the term “Company Group” means and includes (individually, collectively or in any combination) (i) the Company, (ii) Enterprise Products Partners L.P., (iii) EPCO Holdings, Inc., (iv) Enterprise Products Holdings LLC, (v) Enterprise Products OLPGP, Inc., (vi) Enterprise Products Operating LLC, (vii) Dan Duncan LLC, (viii) the respective subsidiaries and affiliates of any of the foregoing entities, (ix) any other entity which is controlled, directly or indirectly, individually, collectively or in any combination, by the Company and/or any of the foregoing entities, (x) any other entity which is controlled, directly or indirectly, individually, collectively or in any combination, by Dan L Duncan’s descendants or any trusts for any of their respective benefit, and (xi) any predecessors, subsidiaries, related entities, successors, or assigns of any of the foregoing.
4. Release of all Claims and Promise Not to Sue.  In return for the Separation Benefits, I hereby release the Company Group, the present and former employee benefit plans of each of them, the present and former directors, officers, employees, agents, unitholders, stockholders, administrators of all or any of them and all other persons acting on behalf of all or any of them, as well as any representatives, assigns or successors to these persons or entities (collectively, together with the Company Group, these persons and entities shall be referred to as the “Parties Released” and individually they may be referred to as a “Party Released”) from any and all liabilities, demands, claims, actions, expenses, fees, costs, causes of action, and suits of every kind and of whatsoever nature that may be waived and released by applicable law and that I have or may have against any of the Parties Released, whether known or unknown to me, or suspected or unsuspected, that I have or may have, whether individually or as a member of a class, arising from, based upon or in any way related to my employment or the termination of my employment with the Company or arising from any act, event or omission occurring prior to my execution of this Separation Agreement (collectively, the “Claims”).  Claims include, but are not limited to:
a.
claims arising under federal, state, or local laws regarding employment, employment terms, or prohibiting employment discrimination, harassment and retaliation such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Genetic Information Nondiscrimination Act, the Occupational Safety and Health Act,  the National Labor Relations Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act (FMLA), any applicable state or local labor or employment or civil rights code or laws, the Worker Adjustment and Retraining Notification (WARN) Act;

b.
claims for breach of oral or written, express or implied, contract or promise or promissory estoppel or quantum meruit, including claims under any employment agreement or offer letter, severance or bonus or other policy, or other compensation arrangement;

c.
claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, tortious interference, and other such claims);

d.
claims growing out of any legal restrictions on the right of the Parties Released to terminate their employees including any claims based on any violation of public policy or retaliation for filing a workers’ compensation claim;

e.
claims regarding any restrictions on the right of the Parties Released to enforce any of my post-termination obligations regarding non-disclosure, non-competition, non-solicitation and non-interference (as may be applicable);

f.	claims for workers’ compensation, wages or any other compensation other than any pending workers’ compensation benefits claim; and
g.	claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act.
It is my express intent to, and I hereby do, fully waive and release, to the maximum extent provided by applicable law, any and all Claims that I have or may have.  Notwithstanding my release set forth in this Paragraph, this Separation Agreement does not release any claim I may have that:  is not waivable as a matter of law; is for continuation of health care coverage under COBRA; is for vested benefits arising under any employee retirement, welfare or compensation benefit plan of the Company Group in which I am or was a participant; involves any pending workers’ compensation claim (however I state I have no unfiled workers’ compensation claim or unreported injury) or claim for unemployment benefits available to me; arises out of or is related to my rights as a unitholder; arises out of or relates to my continuing right to be defended, indemnified and held harmless pursuant to a prior contract, Company policy or practice, insurance policy, applicable law, and/or otherwise, in connection with any claim brought against me arising out or related to my service as an employee or officer of the Company or any Parties Released; or for any rights arising under this Separation Agreement after it becomes effective.  Excluding the Protected Disclosures/Actions (defined below in paragraph 18), I agree that I will never sue any of the Parties Released concerning any Claims released under this Separation Agreement, and I agree not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative claim or lawsuit concerning the Claims filed by any person or entity or governmental agency.
5. Waiver and Release of Age Discrimination Claims.  In addition, I acknowledge the following:
a.	This Separation Agreement is written in a manner calculated to be understood by me and I do in fact understand the terms, conditions, and effect of this Separation Agreement;

b.
This Separation Agreement refers to rights or claims arising under the Age Discrimination in Employment Act (“ADEA”) and Older Workers’ Benefit Protection Act (“OWBPA”), and I understand that this Separation Agreement applies to all Claims that I have or may have against any of the Parties Released, including, without limitations, all Claims under the ADEA or the OWBPA;

c.	I do not waive rights or claims that may arise after the date this Separation Agreement is executed;

d.	I waive rights or claims only in exchange for consideration in addition to anything of value to which I am already entitled;

e.	The Company has specifically advised me to consult with an attorney of my choice before executing this Separation Agreement, and I have had the opportunity to do so;

f.
I understand that I have up to 21 days immediately following August 24, 2018, which is the date I received this Separation Agreement to consider whether to accept the Separation Benefits described in Exhibit A attached hereto and made a part of this Separation Agreement, for all purposes, in return for the representations and promises I am making in this Separation Agreement;

g.
If I have made the decision to sign this Separation Agreement before the expiration of such 21-day period, I certify that my decision to sign the release provided for in the Separation Agreement before the expiration of the 21-day period was knowing and voluntary on my part and was not induced by the Company or any other Party Released through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the 21-day period, or by providing different terms to other employees who sign a release prior to the expiration of such time period;

h.
I understand that I may revoke my acceptance of this Separation Agreement at any time within seven (7) days after the day I sign it by delivering written notice of my revocation to the Company as specified in Paragraph 20 below.  I further understand that if I do not revoke this Separation Agreement within seven (7) days following my signing of this Separation Agreement (excluding the date of my signing), it will become effective, binding, and enforceable on the day next following the end of such seven-day period; and

i.	I fully understand all of the terms of this waiver and knowingly and voluntarily enter into this Separation Agreement.

6.    Return of Company Group Property.  I have returned to the Company any and all information, documents and property (regardless of its form, such as electronic or hard copy or otherwise), that belong to any of the Company Group, including any keys, access cards, computers, cell phones, pagers, or other equipment and any Company Group records, files, data, and documents (whether on a work or personal computer, in electronic format or otherwise, and whether confidential in nature or not).  I shall immediately report to the Company any passwords for my computer or other access codes for anything associated with my employment.  I shall not delete or modify or alter any property prior to its return to the Company.
7. Assistance to the Company Group.  To the extent that the Company determines that, because of my employment with the Company, I possess relevant information relative to claims, investigations, or cases of any kind involving the Company Group, I agree to make myself available from time to time at the Company Group’s request to provide truthful information and assistance, including, but not limited to, deposition testimony, pretrial preparation, trial testimony and to respond to requests for information.  The Company acknowledges that my primary duty after my termination of employment shall be to my subsequent employer (if any).  Consequently, the Company agrees to accommodate my commitments in scheduling my assistance to the Company Group, insofar as is practicable to minimize any inconvenience to me.  The Company shall promptly reimburse me for reasonable out-of-pocket travel expenses I incur in connection with the performance of any services requested pursuant to this Paragraph.
8. Confidentiality.  I acknowledge and agree that I had access to confidential information regarding the Company Group during my employment with the Company, including without limitation, information concerning the products, policies, practices, customers, pricing, costs, suppliers, methods, processes, techniques, finances, administration, employees, devices, trade secrets, and operations of the Company Group (“Confidential Information”).  I acknowledge that this Confidential Information is in fact confidential, not known outside of the Company Group’s business, and is a valuable, special and/or a unique asset of the Company Group.  Excluding the Protected Disclosures/Actions, I agree that in further consideration for the promises made in this Separation Agreement, I will maintain in the strictest confidence and will not, directly or indirectly, intentionally or inadvertently, use, publish, or otherwise disclose to any person or entity whatsoever, any of the Confidential Information of or belonging to any of the Company Group or to any agent, joint venture, contractor, customer, vendor, or supplier of any of the Company Group regardless of its form, without the prior written explicit consent of the

Company.  I shall take all reasonable precautions to protect the inadvertent disclosure of Confidential Information.  These provisions do not limit or restrict any similar or related obligations that I may have undertaken in other agreements with any of the Company Group or which apply to me under any laws.  I agree that any inquiries I have regarding this Separation Agreement, my employment, benefits, or termination of employment should be directed only to Human Resources.
9. Non-Solicitation of Customers.  During the period beginning on the Separation Date and continuing through September 30, 2019, I agree not to induce or attempt to induce any commercial banks, investment banks, debt investor, equity investor, or customer of the Company or any of the Company Group with whom I had business-related contact, provided services, or received Confidential Information to withdraw, curtail or cancel its business with the Company or any of the Company Group or in any manner modify or fail to enter into any actual or potential business relation with the Company or any of the Company Group.
10. Non-Solicitation of Employees.  During the period beginning on the Separation Date and continuing through September 30, 2019, I agree not to induce or attempt to induce any employee of any member of the Company Group to cease employment with the applicable member of the Company Group and will not assist any other person or entity in such a solicitation. I and the Company agree that employees of any member of the Company Group may respond to open advertisements of employment with a future employer of mine without inducement from me. Such voluntary actions by employees of any member of the Company Group do not violate this non-solicitation provision.

11. No Admission.  I understand this Separation Agreement is not, and shall not be deemed or construed to be, an admission by any of the Parties Released of any wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature.
12. Non-disparagement.  Excluding the Protected Disclosures/Actions, I agree to not disparage, criticize, condemn or impugn the business or personal reputation or character of the Company or any of the Parties Released and to not publish or make in any manner any oral, electronic or written statements about the Company or any of the Parties Released to any third party, including but not limited to, any investors, bankers and/or analysts of the Company or any of the Parties Released that are negative, untrue, malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm any of the foregoing
13. Taxes.  I hereby acknowledge and agree that the Company and the Parties Released shall not be liable for any taxes, penalties, interest or other expenses that I may incur on account of any payment made to me under this Separation Agreement.
14. Entire Agreement.  I have carefully read and fully understand all of the terms of this Separation Agreement.   Except as specifically set forth in paragraph 4 herein, this Separation Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior and contemporaneous agreements, promises and understandings, written or oral, between the parties hereto pertaining to the subject matter hereof, except that it does not replace existing agreements (if any) or obligations I have under applicable law regarding confidentiality, non-disclosure, fiduciary duties, unfair competition, or non-solicitation issues.  I acknowledge and agree that obligations under those agreements or laws remain ongoing and in place in their entirety.
15. Representations; Modifications; Severability; Assignment.  I expressly acknowledge and agree that in connection with my decision to accept and sign this Separation Agreement, I have not relied on any statement, representations, promises, or agreements of any kind made by any of the Parties Released or by any of their agents, attorneys, or representatives, with regard to the subject matter, basis, or effect of this Separation Agreement or otherwise, other than those specifically stated in this Separation Agreement.  I understand and agree that this Separation Agreement cannot be modified except in writing and signed by both me and a duly authorized representative of the Company.  If any part of this Separation Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion shall be modified by the court to be enforceable.  If modification is not possible, then such unenforceable provision will be severed from, and shall have no effect upon, the remaining portions of this Separation Agreement.  I acknowledge and agree that the Company Group and the Parties Released (other than the Company) are not parties to, but are intended beneficiaries of, this Separation Agreement.  The Parties Released may assign any of their rights or obligations under this Separation Agreement and this Separation Agreement inures to the benefit of any successor of the Parties Released.  I may not assign any of my rights or obligations under this Separation Agreement.
16. Remedies.  I agree that if, at any time, I directly or indirectly (and including for this purpose any person who acts at my direction or encouragement) breach any of the provisions contained in this Separation Agreement, I will be liable to the Parties Released for all remedies, both legal and equitable, incurred as a result of my breach plus any and all attorneys’ fees and other costs incurred by a Party Released as a result of, in connection with, or related to such breach.  I acknowledge and agree that because damages may be difficult to calculate for a breach of this Separation Agreement, the Parties Released may seek immediate injunctive or other equitable relief to enforce these obligations, in addition to any legal or other relief to which the Parties Released may be entitled.  Any action taken by a Party Released pursuant to this Paragraph shall not, however, negate or affect in any way this Separation Agreement or any of the obligations or terms agreed to by me in this Separation Agreement.
17.    No Waiver. No failure by either party to the Separation Agreement to give notice of any breach by the other, or to require compliance with, any condition or provision of this Separation Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.
18. Protected Disclosures/Actions.  Despite any of the obligations stated in this Separation Agreement, I acknowledge and agree that neither this Separation Agreement nor any other agreement or policy of the Company Group shall prevent me from participating in the “Protected Disclosures/Actions” discussed in this paragraph below, including providing information to or filing a report, charge or complaint, including a challenge to the validity of this Separation Agreement, with the Equal Employment Opportunity Commission (“EEOC”), Department of Labor (“DOL”), National Labor Relations Board (“NLRB”), Securities and Exchange Commission (“SEC”) or any other governmental agency, from participating in any investigation or proceeding conducted by any governmental agency, or from any other protected whistleblower disclosure or action.  I understand that this Separation Agreement does not impose any condition precedent (such as prior notice to the Company or Parties Released), any penalty, or any other restriction or limitation adversely affecting my rights regarding any governmental agency disclosure, report, claim or investigation.  I further understand I may disclose my wages, hours, or other terms and conditions of employment in the exercise of any rights provided by the National Labor Relations Act.  I acknowledge and agree that I have waived in this Separation Agreement any right to recover any monetary relief or other personal remedies in any governmental agency or other action brought against the Parties Released by me or on my behalf.  However, I understand this Separation Agreement does not limit my right to receive an award for information provided under any SEC program.
19. Applicable Law/Forum.  This Separation Agreement shall be interpreted and applied in accordance with applicable provisions of ADEA and the OWBPA. To the extent that federal law does not apply, this Separation Agreement shall be deemed to have been executed and delivered within the State of Texas and the rights and obligations of the parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas without regard to any rules regarding conflict of laws.  Any dispute or claim arising under this Separation Agreement or concerning my employment with the Company or my relationship with the Company Group shall be filed with any court of competent jurisdiction in Houston, Harris County, Texas unless another forum is required by applicable law.  The parties waive any objection to this venue and waive all rights to a trial by jury and give their consent to trial by the judge for any claims between them.

20.    Notices.  Any notices regarding acceptance, rejection, revocation, breach, or any other matters arising under this Separation Agreement shall be sent by certified mail or another method of delivery which provides a receipt of delivery and shall be addressed as provided below.  Any change of contact information listed below shall be promptly reported to the other party at the address below.  Notices to Bryan F. Bulawa should be addressed to his/her home address on file with the Company.  Notices to the Company should be addressed to Enterprise Products Company, 1100 Louisiana, Houston, Texas  77002, Attention: SVP, Human Resources.
IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT IN MULTIPLE COPIES, EACH OF WHICH SHALL BE DEEMED AN ORIGINAL, BUT ALL OF WHICH TAKEN TOGETHER SHALL CONSTITUTE ONE AND THE SAME INSTRUMENT, EFFECTIVE FOR ALL PURPOSES AS PROVIDED ABOVE, AND A DUPLICATE SHALL HAVE THE SAME LEGAL EFFECT AS AN ORIGINAL.

ENTERPRISE PRODUCTS COMPANY, on its behalf and on behalf of each Party Released By: /s/ Karen D. Taylor Name: Karen D. Taylor Title: SVP Human Resources Date: September 11, 2018
BRYAN F. BULAWA

/s/ Bryan F. Bulawa
Signature

Date: September 11, 2018

EXECUTED AGREEMENT
RECEIVED BY THE COMPANY
ON: September 11, 2018

By: /s/ Karen D. Taylor
Name: Karen D. Taylor
Title: SVP Human Resources

EXHIBIT A
TO
SEPARATION AGREEMENT
WITH
BRYAN F. BULAWA
SEPARATION BENEFITS TO BE PROVIDED
You understand that the Separation Payment and the COBRA Premium Payment (“Separation Benefits”) will not be paid to you or on your behalf unless you timely sign this Separation Agreement, and then only if and after this Separation Agreement becomes irrevocable in accordance with Paragraph 5.
1.	Separation Payment
You will receive a lump sum amount in cash of $4,800,000.00 (“Separation Payment”), to be reduced by all required tax withholdings and all applicable legal deductions.  The Separation Payment will be paid as soon as is administratively feasible after both of the following occur: the Company receives this Separation Agreement timely signed by you and the seven (7) day revocation period referenced in Paragraph 5 of the Separation Agreement expires without revocation by you.
2.	Health Benefits after Separation Date; COBRA Premium Payment
If on your Separation Date you are enrolled in any of the Company’s group health plans as an active employee, such benefits will terminate on August 31, 2018.  If you timely and properly exercise and pay for your health coverage continuation rights under COBRA following your termination of employment, you may receive COBRA coverage.  In return for signing and not revoking this Separation Agreement, and if you timely elect COBRA coverage, your monthly COBRA premium will be paid on your behalf by the Company (the “COBRA Premium Payment”) (any taxes on such Company payment on
EXHIBIT A

your behalf shall be your sole responsibility and liability) until the earliest of (i) the expiration of the first 18 full calendar months immediately following your Separation Date, (ii) the date you obtain subsequent employment with health benefit coverages available to you, or (iii) the expiration or termination of your COBRA rights.  After the expiration or termination of the COBRA Premium Payment, you will be solely responsible for the monthly payment of the COBRA premium should you choose to continue coverage under any of the Company’s group health plans.
3.	Executive Coaching Benefit.
Company shall pay for up to 20 hours of executive coaching services from Leadera Consulting Group for Employee.  Employee must utlize the executive coaching benefit on or before December 31, 2018.

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